KING WORLD PRODUCTIONS, INC.
                                 1700 Broadway
                            New York, New York 10019







                                        July 21, 1998





Mr. Andrew Friendly
c/o David Nochimson, Esq.
Ziffren, Brittenham, Branca & Fischer
1801 Century Park West
Los Angeles, CA 90067

Dear Andy:

          This letter, when accepted by you, shall constitute an amendment (the "Second Amendment") to the letter agreement, dated September 28, 1995, as amended August 12, 1996 (as so amended, the "Letter Agreement"), between King World Productions, Inc. (the "Company") and you. All of the definitions of the Letter Agreement shall govern this Second Amendment. The Company and you hereby agree as follows:

1. The Employment Period, which commenced on November 13, 1995 and would otherwise end on November 12, 1998, shall be extended and shall terminate on November 12, 2001. Effective as of the date of this Second Amendment, you shall be employed as President, First-Run Programming and Production.

2. The fourth sentence of paragraph 1 of the Letter Agreement shall be amended to read in its entirety as follows:

          "Your duties shall extend to, and you shall, subject to your reporting responsibilities, have responsibility for the development and production of game show, talk show, news magazine and other reality-based, non-scripted, non-children's television programming, expressly excluding, without limitation, long-form television, situation comedy, dramatic series, animated, children's and all other scripted programming."


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3.   Your salary compensation for the period (a) from November 13, 1998 through
     November 12, 1999 shall be payable at the annual rate of $650,000, (b) from November 13, 1999 through November 12, 2000 shall be payable at the annual rate of $700,000 and (c) from November 13, 2000 through November 12, 2001 shall be payable at the annual rate of $750,000.

4. The third paragraph of the amendment, dated August 12, 1996, is hereby deleted and of no further force and effect.

5. Subject to the provisions of this paragraph 5, the Company will grant to you an additional "non-qualified stock option" under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 120,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price equal to $29 7/16 per share, the closing price of the Common Stock on the date hereof. You understand and agree with respect to such option that:

          (i) your right to exercise such option shall vest as follows: 20% on November 12, 1999; 20% on November 12, 2000; 20% on November 12, 2001; and 40% on November 12, 2003; and

          (ii) if you should cease to be a full-time employee of the Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under such option, provided, however, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

6. The Company shall pay to you a bonus of $75,000 upon the execution and delivery of this Agreement by you and the Company.

7. Paragraph 2(c) of the Letter Agreement shall be deleted and shall not be considered to have been part of the Letter Agreement at any time. Accordingly, it is understood that the Company shall have no obligation under any circumstances to pay any contingent compensation to you under said paragraph 2(c) and that, as a corollary, none of the Advances under paragraph 2(a) of the Letter Agreement shall be recoupable by the Company.

S. The second sentence of paragraph 3(d) of the Letter Agreement shall be amended to read in


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     its entirety as follows:

          "When travelling on business for the Company to New York, you shall not be required to utilize any trade-but hotel arrangements secured by the Company or any of its affiliates."

          Except as modified herein, all terms and provisions of the Letter Agreement shall continue in full force and effect.

                                             Very truly yours,

                                             KING WORLD PRODUCTIONS, INC.


                                             By:     /s/ Jonathan Birkhahn
                                                --------------------------

Accepted:



     /s/ Andrew Friendly
-----------------------------
         Andrew Friendly



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